SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

                            Date of Report (Date of earliest event reported): October 10, 2003

RURAL CELLULAR CORPORATION

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-27416 (Commission File Number)	41-1693295 (IRS Employer Identification No.)

3905 Dakota Street S.W., Alexandria, Minnesota (Address of Principal Executive Offices)	56308 (Zip Code)

Registrant’s Telephone Number, Including Area Code	(320) 762-2000

Former Name or Former Address, if Changed Since Last Report

SIGNATURES
EX-99.1 Press Release
EX-99.2 Prepared Script of Conference Call
EX-99.3 Supplemental Presentation

Item 5. Other Events.

Rural Cellular Corporation (“RCC”) and AT&T Wireless Services, Inc. (“AT&T Wireless”) announced today that the companies have signed an agreement to exchange certain wireless properties. The transaction remains subject to federal regulatory approvals and certain other conditions with closing anticipated in the first quarter of 2004.

Under the agreement, RCC will transfer to AT&T Wireless its operations in Oregon RSA 4 covering 226,000 POPs and including 36 cell sites and approximately 38,000 customers as of September 30, 2003. RCC will receive from AT&T Wireless operations in Alabama and Mississippi covering 732,000 total POPs and 545,000 incremental POPs and including 98 cell sites and approximately 16,000 customers as of September 30, 2003. In addition, RCC’s will receive from AT&T Wireless licenses strategically covering portions of RCC's South, Midwest and Northwest regions that incorporate 2.4 million total POPs and 1.3 million incremental POPs.

In conjunction with this agreement, the parties have amended an existing roaming agreement effective through June 2006, expanding territory in which AT&T Wireless customers will be able to roam on RCC’s network, including RCC’s GSM/GPRS network under development in the Pacific Northwest.

Item 7 Financial Statements and Exhibits

(c) Exhibits

99.1	Press release dated October 14, 2003, announcing the agreement to exchange certain wireless properties.

99.2	Prepared script of conference call held on October 15, 2003.

99.3	Supplemental presentation of changes in service areas.

Item 9. Regulation FD Disclosure

Rural Cellular Corporation (“RCC”) is furnishing under Item 9 of this Current Report on Form 8-K the information included as Exhibits 99.1, 99.2 and 99.3 to this report. Exhibit 99.1 is the press release issued on October 14, 2003 announcing the agreement to exchange certain wireless properties. Exhibit 99.2 is a copy of the prepared script from the teleconference held on October 15, 2003, 8:00 AM CT. An audio replay of the teleconference can be accessed by logging onto the Company’s website at www.RCCwireless.com or by dialing (888) 568-0154. Exhibit 99.3 is supplemental presentation of changes in RCC’s service areas.

Note: the information in this report (including the exhibits) is furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 15, 2003

RURAL CELLULAR CORPORATION

/s/ Richard P. Ekstrand
Richard P. Ekstrand
President and Chief Executive Officer